Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  March 22, 2011

RICK'S CABARET INTERNATIONAL, INC.
(Exact Name of Registrant As Specified in Its Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s Telephone Number, Including Area Code)

ITEM 8.01	OTHER EVENTS.

On March 22, 2011, our wholly owned subsidiary, RCI Dining Services MN (4th Street), Inc., a Minnesota corporation (“RCI Minnesota”), entered into an Asset Purchase Agreement with Classic Affairs, Inc., a Minnesota corporation (“Classic”) and VCG Holding Corp., a Colorado corporation (“VCGH”).  Classic is a wholly owned subsidiary of VCGH.  Classic owns and operates an adult entertainment cabaret known as “Schiek’s Palace Royale,” located at 115 South 4th Street, Minneapolis, Minnesota.  Pursuant to the Asset Purchase Agreement, RCI Minnesota will acquire substantially all of the assets owned by Classic or VCGH, associated or used in connection with the operation of Schiek’s Palace Royale for the purchase price of $3,050,000.  The transaction will close on or before five business days after RCI Minnesota has been issued all licenses needed to operate an adult cabaret at that location.

4th Street Partnership LLLP, a Minnesota limited liability limited partnership (“4th Street”), owns the real property were Schiek’s Palace Royale is located.  In a transaction related to the Asset Purchase Agreement, 4th Street and our wholly owned subsidiary, RCI Holdings, Inc. (“RCI Holdings”), entered into a Real Estate Purchase Agreement whereby 4th Street agreed to sell the real property to RCI Holdings for the purchase price of $3,250,000.  This transaction is to close contemporaneously with the Asset Purchase Agreement.

At closing of the above transactions, Troy Lowrie, the Chief Executive Officer of VCGH, Micheal Ocello, the Chief Operating Officer and President of VCGH, Classic and VCGH will each enter into a Non-Competition Agreement providing for each to agree not to compete with RCI Minnesota, Schiek’s Palace Royale or any of their affiliates for a period of five years in the seven county, twin-city metropolitan area of Minneapolis-St. Paul.

The terms and conditions of the Asset Purchase Agreement and the Real Estate Purchase Agreement were the result of arm’s length negotiations between the parties.  A copy of the Asset Purchase Agreement is attached hereto as Exhibit 10.1.  A copy of the Real Estate Purchase Agreement is attached hereto as Exhibit 10.2.  A copy of the press release related to this transaction is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement
10.2	Real Estate Purchase Agreement
99.1	Press Release dated March 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: March 23, 2011	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer